                                                                  EXHIBIT (A)(6)

                          OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES
                        AND AMERICAN DEPOSITARY SHARES

                                      OF

                                OZEMAIL LIMITED

                                      BY

                     UUNET HOLDINGS AUSTRALIA PTY LIMITED
                         A WHOLLY OWNED SUBSIDIARY OF
                           UUNET TECHNOLOGIES, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                              MCI WORLDCOM, INC.

                                      AT

                       US$2.20 NET PER ORDINARY SHARE OR
              US$22.00 NET PER AMERICAN DEPOSITARY SHARE IN CASH

   THE OFFER, WILL EXPIRE AT 1:00 A.M., NEW YORK CITY TIME, ON FEBRUARY 9, 1999, AND AT 5:00 P.M., SYDNEY TIME, ON FEBRUARY 9, 1999, UNLESS THE OFFER IS EXTENDED. TENDERING HOLDERS OF SECURITIES WILL BE PERMITTED TO WITHDRAW THEIR TENDERED SECURITIES AT ANY TIME PRIOR TO THE EXPIRATION DATE. SEE "WITHDRAWAL RIGHTS" IN SECTION 4 OF THE OFFER TO PURCHASE.

                         January 8, 1999 (Sydney time)

To Our ADS Clients:

  Enclosed for your consideration is the Offer to Purchase dated January 8, 1999 (Sydney time) (the "Offer to Purchase"), the Letter of Transmittal and Notice of Guaranteed Delivery, and the Acceptance and Transfer Form, relating to an offer by UUNET Holdings Australia Pty Limited ("Purchaser"), to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal and Acceptance and Transfer Form (as defined in the Offer to Purchase) (collectively, the "Offer"), all outstanding ordinary shares ("OzEmail Ordinary Shares") of OzEmail Limited ("OzEmail") for US$2.20 in cash per OzEmail Ordinary Share, including all OzEmail Ordinary Shares represented by American Depositary Shares ("OzEmail ADSs") of OzEmail, each representing ten OzEmail Ordinary Shares and evidenced by American Depositary Receipts ("OzEmail ADR"), for US$22.00 in cash per OzEmail ADS. Also enclosed is the Part B Statement of OzEmail accompanied by OzEmail's Solicitation/Recommendation Statement on
Schedule 14D-9.

  We are the holder of record of OzEmail ADSs held by us for your account. An acceptance of the Offer in respect of such OzEmail ADSs can be made only by us as the holder of record and pursuant to your instructions. Accordingly, we request instructions as to whether you wish to have us accept the Offer on your behalf in respect of any or all OzEmail ADSs held by us for your account pursuant to the terms and subject to the conditions set forth in the Offer.

  Your attention is invited to the following:

    1. The Offer is being made for all OzEmail Ordinary Shares and OzEmail ADSs evidenced by OzEmail ADRs.

    2. The Offer is on the terms and subject to the conditions set forth in the Offer to Purchase.
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    3.  The initial Offer Period of the Offer will expire at 5:00 p.m.
        (Sydney time), 1:00 a.m. (New York City time) on Tuesday, February 9, 1999, unless extended (in accordance with the terms thereof).

    4. The Offer is conditional upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, at least 90% of OzEmail Ordinary Shares (including those shares represented by OzEmail ADSs) and either (a) three-quarters of the offerees have at the Expiration Date disposed of to Purchaser (whether by accepting the Offer or otherwise) the OzEmail Ordinary Shares or OzEmail Ordinary Shares represented by OzEmail ADSs subject to acquisition that were held by them; or (b) at least three-quarters of the persons who were registered as the holders of OzEmail Ordinary Shares or OzEmail Ordinary Shares represented by OzEmail ADSs immediately before the day on which the Part A Statement was served on OzEmail are not so registered at the end of one month after the end of the Offer Period. The Offer is also subject to other terms and conditions set forth in the Offer to Purchase, which may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion.

    5. Holders of OzEmail ADSs will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes applicable to a sale of OzEmail ADSs to the Purchaser.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, all OzEmail ADSs validly tendered and not properly withdrawn by the Expiration Date (as defined in the Offer to Purchase) if and when Purchaser gives oral or written notice to the U.S. Depositary (as defined in the Offer to Purchase) of Purchaser's acceptance of such OzEmail ADSs for payment pursuant to the Offer. Payment for OzEmail ADSs purchased pursuant to the Offer will be made only after timely receipt by the U.S. Depositary of (i) (A) the OzEmail ADRs evidencing such OzEmail ADSs, or
(B) timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such OzEmail ADRs into the U.S. Depositary's account at the Book Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) (A) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or (B) an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of OzEmail ADSs in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of OzEmail ADSs in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Merrill Lynch or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  If you wish to have us accept the Offer in respect of any or all of the OzEmail ADSs evidenced by OzEmail ADRs held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize us to accept the Offer in respect of your OzEmail ADSs, the Offer will be accepted in respect of all such OzEmail ADSs unless otherwise indicated in such instruction form. Please forward your instruction form to us in ample time to permit us to accept the Offer on your behalf prior to the expiration of the Offer. The specimen Letter of Transmittal and specimen Acceptance and Transfer Form are furnished to you for your information only and cannot be used by you to accept the Offer in respect of OzEmail ADSs held by us for your account.

  The consideration payable under the Offer is denominated in U.S. dollars. However, all tendering holders will have the right to elect to receive all (but not part) of the payment in Australian dollars. Provision for and instructions in respect of such election are contained in the Letter of Transmittal. In the event you do not make such an election, you will receive U.S. dollars. Conversion of U.S. dollars into Australian dollars will be made on the following basis: the cash amount payable in U.S. dollars to which you would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from U.S. dollars to Australian dollars at

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the exchange rate obtainable by the U.S. Depositary on the spot market in New
York at approximately noon (New York City time) on the date cash consideration is made available by Purchaser to the U.S. Depositary for delivery in respect of the relevant OzEmail ADSs. You will receive such amount on the basis set out above in respect of the whole of your holding of OzEmail ADSs in respect of which you accept the Offer.

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

                    INSTRUCTIONS WITH RESPECT TO THE OFFER
                FOR ALL OZEMAIL ADSS EVIDENCED BY OZEMAIL ADRS

  The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase dated January 8, 1999 (Sydney time) (the "Offer to Purchase"), and the related Letter of Transmittal and Acceptance and Transfer Form, relating to an offer by Purchaser to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal and Acceptance and Transfer Form (collectively, the "Offer") all outstanding ordinary shares ("OzEmail Ordinary Shares") of OzEmail Limited ("OzEmail") for US$2.20 in cash per OzEmail Ordinary Share, including all OzEmail Shares represented by American Depositary Shares ("OzEmail ADSs") of OzEmail, each representing ten OzEmail Ordinary Shares and evidenced by American Depositary Receipts, for US$22.00 in cash per OzEmail ADS.

  This will instruct you to accept the Offer in respect of the number of OzEmail ADSs indicated below (or, if no number is indicated below, all OzEmail
ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. This will also instruct you as to the election of which currency I would like to receive as payment for my OzEmail ADS.

Dated:

      , 1999

Number of OzEmail ADSs to be tendered:     OzEmail ADSs

                               PAYMENT ELECTION

[_]AUSTRALIAN DOLLAR PAYMENT ELECTION. CHECK BOX ONLY IF YOU WISH TO RECEIVE
   ALL (BUT NOT PART) OF THE AMOUNT OF CASH CONSIDERATION TO BE PAID BY A CHECK IN AUSTRALIAN DOLLARS. IF YOU DO CHECK THIS BOX YOU WILL RECEIVE PAYMENT BY A CHECK IN AUSTRALIAN DOLLARS AND THE U.S. DEPOSITARY WILL ARRANGE FOR THE CONVERSION OF THE U.S. DOLLARS AMOUNTS PAYABLE TO YOU TO AUSTRALIAN DOLLARS AT THE EXCHANGE RATE OBTAINABLE BY THE U.S. DEPOSITARY ON THE SPOT MARKET IN NEW YORK AT APPROXIMATELY NOON (NEW YORK CITY TIME) ON THE DATE THE CASH CONSIDERATION IS MADE AVAILABLE BY PURCHASER TO THE U.S. DEPOSITARY FOR DELIVERY TO THE RELEVANT HOLDER OF ADSS. IF YOU DO NOT MAKE ANY PAYMENT ELECTION AND THE BOX ABOVE IS LEFT BLANK, YOU WILL RECEIVE ALL (BUT NOT PART) OF THE AMOUNT OF CASH CONSIDERATION TO BE PAID BY CHECK IN UNITED STATES DOLLARS.

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The actual amount of Australian dollars received will depend upon the exchange rate prevailing on the business day on which funds are made available to the U.S. Depositary by Purchaser. The undersigned understands that the U.S. dollar/Australian dollar exchange rate which is prevailing at the date on which an election is made to receive Australian dollars and on the date of payment may be different from that prevailing on the business day on which funds are made available to the U.S. Depositary, by Purchaser. In all cases, fluctuations in the U.S. dollar/Australian dollar exchange rate are at the risk of holders who elect to receive their consideration in Australian dollars. Purchaser shall have no responsibility with respect to the cash consideration payable other than to make payment in accordance with the foregoing.

                                     Signature(s):

                                     ------------------------------------------

                                     Please print name(s) _____________________

                                     Account Number: __________________________

                                     Address(es):

                                     ------------------------------------------

                                     ------------------------------------------

                                     ------------------------------------------

                                     Area Code and Telephone No. ______________

                                     ------------------------------------------
                                     Employer Identification or Social
                                     Security No.

  Unless otherwise indicated, it will be assumed that the Offer is to be accepted in respect of all OzEmail ADSs held by us for your account.

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